Exhbit 5.1

February 8, 2012

MagneGas Corporation
150 Rainville Road
Tarpon Springs, FL 34689

Gentlemen:

We are acting as counsel for MagneGas Corporation (the "Company"), a Delaware company, in connection with the registration statement on Form S-1 (the "Registration Statement") filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”).

This Registration Statement relates to the resale by the selling stockholders identified in the prospectus of up to (i) 19,037,500 shares (the “Offered Shares”) of common stock, par value $0.001 per share (the “Common Stock”), (ii) 20,170,625 warrants (the “Warrants”) to purchase Common Stock, (iii) 20,020,625 shares of Common Stock issuable upon exercise of the Warrants at an exercise price of $0.30 per share (the “Warrant Shares”), and (iv) 150,000 shares issuable upon exercise of the warrants at an exercise price of $0.25 per share (the “Additional Warrant Shares”, and together with the Warrant Shares and the Offered Shares, the “Shares”).

We have examined such records and documents and made such examination of laws as we have deemed relevant in connection with this opinion. It is our opinion that the Shares, when issued and sold upon the conditions contemplated in the Registration Statement, will be duly authorized and validly issued, fully paid and non-assessable upon issuance.  It is also our opinion that the offered Warrants are binding obligations of the Company under the laws of New York, the governing law of the Warrants.

No opinion is expressed herein as to any laws other than the laws of the State of Delaware and the State of New York. This opinion opines upon Delaware law and New York law, including the statutory provisions, all applicable provisions of the statutes and reported judicial decisions interpreting those laws.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption "Legal Matters" in the Registration Statement. In so doing, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act and the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

ANSLOW & JACLIN, LLP

By:	/s/ Anslow & Jaclin, LLP
ANSLOW & JACLIN, LLP

195 Route 9 South, 2nd Floor, Manalapan, NJ 07726 Tel 732 409 1212 Fax 732 577 1188
475 Park Avenue South, 28th Fl., New York, NY 10016 Tel 646 588 5195 Fax 646 619 4494
anslowlaw.com